EXHIBIT 99.2
Intuit Distribution Management Solutions
Unaudited Financial Statements
Balance Sheets

	July 31	April 30
(in thousands)	2006	2007
Assets
Current assets:
Accounts receivable	$8,216	$8,082
Inventories	287	817
Deferred costs	3,287	3,098
Prepaid expenses and other current assets	473	459

Total current assets	12,263	12,456

Property and equipment, net	973	694
Goodwill	41,776	41,776
Purchased intangible assets, net	14,926	11,196
Other assets	97	—

Total assets	$70,035	$66,122

Liabilities and invested equity
Current liabilities:
Accounts payable	$2,441	$3,226
Accrued compensation and related liabilities	3,914	4,162
Deferred revenue	11,960	13,229
Other current liabilities	584	108

Total current liabilities	18,899	20,725
Long-term obligations	137	137
Invested Equity:
Initial contributed capital	88,285	88,285

Accumulated deficit, less net contributions from related party – Intuit Inc.	(37,286)	(43,025)

Total invested capital	50,999	45,260

Total liabilities and invested equity	$70,035	$66,122

     See accompanying notes.

Intuit Distribution Management Solutions
Unaudited Financial Statements
Statement of Operations

	Nine months ended
	April 30,	April 30,
(in thousands)	2006	2007

Net revenue:
Product	$12,359	$12,122
Service	23,952	25,726

Total net revenue	36,311	37,848

Cost and expenses:
Cost of revenue:
Cost of product revenue	2,860	5,079
Cost of service and other revenue	16,306	16,773
Amortization of purchased technology	837	837
Selling and marketing	7,351	8,770
Research and development	11,945	9,491
General and administrative	8,370	8,847

Total cost and expenses	47,669	49,797

Loss from operations	(11,358)	(11,949)
Other income	—	—

Net loss	$(11,358)	$(11,949)

     See accompanying notes.

Intuit Distribution Management Solutions
Unaudited Financial Statements
Statements of Cash Flows

	Nine months ended
	April 30,	April 30,
(in thousands)	2006	2007
Cash flows from operating activities
Net loss	$(11,358)	$(11,949)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	302	278
Amortization of purchased technology	837	837
Amortization of other purchased intangible assets	2,894	2,894
Share-based compensation	766	757

Subtotal	(6,559)	(7,183)
Changes in assets and liabilities:
Accounts receivable	(1,793)	134
Inventories	(121)	(530)
Deferred costs	(1,732)	189
Prepaid expenses and other current assets	(295)	14
Accounts payable	1,462	785
Accrued compensation and related liabilities	(614)	248
Deferred revenue	1,437	1,269
Other liabilities	(414)	(476)

Net cash used in operating activities	(8,629)	(5,550)

Cash flows from investing activities
Purchase of property and equipment	(80)	—
Change in other assets	(335)	97

Net cash provided by (used) in investing activities	(415)	97

Cash flows from financing activities
Net contributions from related party – Intuit Inc.	9,044	5,453

Net cash provided by financing activities	9,044	5,453

Net increase in cash and cash equivalents	—	—
Cash and cash equivalents at beginning of year	—	—

Cash and cash equivalents at end of year	$—	$—

See accompanying notes.

Intuit Distribution Management Solutions
Notes to Financials Statements
(Unaudited)
1. Description of the Business
Intuit Distribution Management Solutions (IDMS or “Eclipse” or the “Company”) provides business management software solutions for wholesale durable goods distributors. The core product offering enables wholesale distributors to increase productivity, revenue, and profitability by managing critical business components, including order processing, accounting, purchasing, inventory control, and customer service.
2. Basis of Presentation
IDMS is a wholly owned business of Intuit. The financial statements of IDMS have been carved out of Intuit’s consolidated financial statements and reflect the historical results of operations and cash flows of IDMS. The financial statements include allocations of certain Intuit corporate expenses, including centralized legal, accounting, human resources, information technology, marketing, and other corporate services and corporate infrastructure costs. These allocations were principally prepared using either the ratio of IDMS’ revenue to the total revenue of Intuit or the ratio of the number of IDMS’ employees to the total number of Intuit employees, as considered appropriate. In the opinion of management of IDMS, the allocation method is reasonable. The interim financial statements for the nine months ended April 30, 2007 do not include all disclosures required for annual financial statement purposes and should be read in conjunction with the most recent audited annual financial statements for the year ended July 31, 2006.
The following table summarizes the corporate expense allocations by major category:

	9 months ended
	April 30,
	2007	2006
	(in thousands)
Sales and marketing	$557	$557
Research and development	1,268	1,268
General and administrative	6,271	6,271

Allocations from Intuit	$8,096	$8,096

The allocations are not an estimate of the costs that IDMS may have incurred for the same services if IDMS had been operated on a stand-alone basis or as an unaffiliated entity. IDMS’ results of operations, cash flows, and financial positions may have been materially different had it been operated on a stand-alone basis or as an unaffiliated entity. It is not practicable to determine the amounts of these services or the related expenses that would have been incurred had IDMS operated on a stand-alone basis or as an unaffiliated entity.
3. Related Party Transactions
Intuit operates IDMS as a business unit and provides all cash collection, cash disbursement, and payroll services on behalf of IDMS. Intuit also provides treasury and tax services on behalf of IDMS. All cash-related activities from the operation of the business are processed through Intuit functions, and any cash funding needs of the business are advanced from Intuit on an ongoing basis. The resulting net balance owing to Intuit has been combined with retained deficit and presented as “Accumulated deficit, less net contributions from related party – Intuit Inc.”

4. Income Taxes
The calculations of IDMS’ income taxes have been prepared on a stand-alone, separate-company basis and represent what the estimated taxes would have been on that basis during the periods presented. These calculations do not present what IDMS’ future income taxes will be, nor do they present tax strategies that IDMS would have followed or will follow on an as-if stand-alone entity basis. As a result of the historical stand-alone losses, IDMS does not have a current U.S. federal, foreign, or state tax provision. Since there is no tax-sharing agreement with Intuit, IDMS did not record a current tax benefit on these stand-alone losses. Any net operating loss carry-forwards or credits would have been utilized on Intuit’s U.S. tax filings. Accordingly, no U.S., foreign, or state deferred tax assets or liabilities have been established on a stand-alone entity basis.